AGREEMENT AND PLAN OF MERGER

among:

SYNTHEMED, INC.,
a Delaware corporation;

SYMD ACQUISITION SUB, INC.,
a Massachusetts corporation; and

PATHFINDER, LLC,
a Massachusetts limited liability company

Dated as of December 22, 2010

TABLE OF CONTENTS

i

3.14	Labor; Employee Benefits	26
3.15	Disclosure	27
3.16	Brokers; Fees and Expenses	27
3.17	Interests of Officers, Managers and Members	27
SECTION 4 CERTAIN PRE-CLOSING COVENANTS		27
4.1	Access and Investigation	27
4.2	[omitted]	28
4.3	Operation of Business	28
4.4	No Control of SyntheMed’s Business	29
4.5	[omitted]	30
4.6	SyntheMed Proxy Statement; Pathfinder Information Statement	30
4.7	SyntheMed Stockholders’ Meeting	30
4.8	Pathfinder Members’ Meeting	31
4.9	Regulatory Approvals	32
4.10	Disclosure	32
4.11	[omitted]	32
4.12	Resignation of Officers and Directors	32
4.13	[omitted]	33
4.14	Rule 16b-3	33
4.15	Employment; Employee Benefits	33
4.16	State Takeover Laws	33
4.17	Board of Directors; Officers	33
4.18	Charter Amendment	33
4.19	Indemnification of Officers and Directors	33
4.20	Capital Raise	34
SECTION 5 CONDITIONS PRECEDENT TO OBLIGATIONS OF PATHFINDER		35
5.1	Accuracy of Representations and Warranties	35
5.2	Performance of Covenants	35
5.3	Securities Law Compliance	35
5.4	Stockholder Approval	35
5.5	Dissenters’ Rights	36
5.6	[omitted]	36
5.7	No Material Adverse Effect	36
5.8	Consents	36
5.9	No Restraints	36
5.10	No Litigation	36
5.11	[omitted]	36
5.12	[omitted]	36
5.13	Resignations	36
5.14	Ancillary Agreements and Deliveries	37
SECTION 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF SYNTHEMED		37
6.1	Representations and Warranties	37
6.2	Performance of Covenants	37
6.3	Securities Law Compliance	37
6.4	Stockholder Approval	37
6.5	No Material Adverse Effect	38
6.6	Consents	38
6.7	No Restraints	38
6.8	No Litigation	38
6.9	Pathfinder Member Certifications	38
6.10	Ancillary Agreements and Deliveries	38
SECTION 7 TERMINATION		39
7.1	Termination	39
7.2	Effect of Termination	41
7.3	Expenses	41

ii

SECTION 8 MISCELLANEOUS PROVISIONS		41
8.1	Amendment	41
8.2	Remedies Cumulative; Waiver	41
8.3	No Survival	42
8.4	Entire Agreement	42
8.5	Execution of Agreement; Counterparts; Electronic Signatures	42
8.6	Governing Law	42
8.7	Consent to Jurisdiction; Venue	42
8.8	WAIVER OF JURY TRIAL	43
8.9	Disclosure Schedules	43
8.10	[Omitted]	43
8.11	Assignments and Successors	43
8.12	No Third Party Rights	44
8.13	Notices	44
8.14	Cooperation; Further Assurances	45
8.15	Construction; Usage	45
8.16	Enforcement of Agreement	46
8.17	Severability	46
8.18	Time of Essence	46

 EXHIBITS/DISCLOSURE SCHEDULES

EXHIBITA-DEFINEDTERMS

SYNTHEMED DISCLOSURE SCHEDULES

PATHFINDER DISCLOSURE SCHEDULES

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December22, 2010, by and among SYNTHEMED, INC. , a Delaware corporation (“SyntheMed”), SYMD ACQUISITION SUB, INC,  a newly-formed Massachusetts corporation and a wholly-owned subsidiary of SyntheMed (“Merger Sub”), and PATHFINDER, LLC , a Massachusetts limited liability company (“Pathfinder”).  Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           SyntheMed, Merger Sub and Pathfinder intend to effect a merger of Pathfinder with and into Merger Sub in accordance with the Massachusetts Limited Liability Company Act (the “MLLCA”) and the Massachusetts Business Corporation Act (“MBCA”) and this Agreement (the “Merger “).  Upon consummation of the Merger, the separate existence of Merger Sub will cease, and Pathfinder will continue to be governed by the laws of Massachusetts.

B.           It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C.           The board of directors of SyntheMed and Merger Sub and the sole manager of  Pathfinder have each adopted a resolution approving and declaring the advisability of this Agreement, the Merger and each of the other Contemplated Transactions, as applicable.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DESCRIPTION OF TRANSACTION

1.1         Merger of Merger Sub with and into Pathfinder.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Pathfinder, and the separate existence of Merger Sub shall cease.  Following the Effective Time, Pathfinder shall continue as the surviving entity (the “Surviving Entity”).

1.2         Effect of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MLLCA and MBCA.

1.3         Closing; Effective Time.

The consummation of the Merger (the “Closing”) shall take place at the offices of Eilenberg & Krause LLP, 11 E. 44th St., 19th Floor, New York, New York 10017, at 10:00 a.m. on a date to be agreed upon in writing by SyntheMed and Pathfinder (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the MLLCA and MBCA (the “Certificate of Merger”) shall be duly executed by Pathfinder and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of the Commonwealth of Massachusetts (the “Secretary of Commonwealth”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of Commonwealth or (b) such later date and time as may be specified in the Certificate of Merger with the Consent of the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4         Certificate of Organization and Operating Agreement; Directors and Officers.

(a)          At the Effective Time, the certificate of organization of the Surviving Entity shall be the certificate of organization of Pathfinder as existing immediately prior to the Effective Time;

(b)          At the Effective Time, the operating agreement of the Surviving Entity shall be the operating agreement of Pathfinder as existing immediately prior to the Effective Time;

(c)          Immediately prior to the Effective Time, the certificate of incorporation of SyntheMed shall be amended as provided in the SyntheMed Charter Amendment; and

(d)          Immediately after the Effective Time, the directors and officers of SyntheMed  and the manager(s) of the Surviving Entity shall be the respective individuals who are designated by Pathfinder, and the manager(s) of the Surviving Entity shall be the manager(s) of Pathfinder immediately prior to the Effective Time.

1.4A          SyntheMed Charter Amendment.

(a)          Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the SyntheMed Stockholders’ Meeting, SyntheMed shall:

(i)          cause an appropriate filing to be made with the Secretary of State of Delaware, in the form of a certificate of amendment to the existing Restated Certificate of Incorporation of SyntheMed (the “SyntheMed Charter Amendment”), whereby, without any further action on the part of SyntheMed, Pathfinder or any stockholder of SyntheMed:

(A)     the number of shares of authorized SyntheMed Common Stock shall be increased to 1,000,000,000 (the “SyntheMed Capital Increase”);

(B)     the name of SyntheMed shall be changed to “Pathfinder Cell Therapy, Inc.” (the “SyntheMed Name Change”); and

(C)     such other action shall be taken by virtue of, and such other terms and provisions shall be contained in, the SyntheMed Charter Amendment as SyntheMed and Pathfinder shall mutually agree.

1.5         Conversion of Membership Units.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of SyntheMed, Merger Sub or Pathfinder or any of their respective stockholders or members, as applicable:

(i)           each Membership Unit of Pathfinder then held by Pathfinder or any wholly owned Subsidiary of Pathfinder (or held in Pathfinder’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          each Membership Unit of Pathfinder then held by SyntheMed, Merger Sub or any wholly-owned Subsidiary of SyntheMed shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii)         subject to Section 1.5(c), each Membership Unit of Pathfinder outstanding immediately prior to the Effective Time (excluding Membership Units, if any, to be cancelled pursuant to Sections 1.5(a)(i) and 1.5(a)(ii)) shall be converted solely into the right to receive a number of shares of SyntheMed Common Stock equal to the Exchange Ratio; and

(iv)         each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one [Class A Membership Unit] of the Surviving Entity.

(b)          No fractional shares of SyntheMed Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Pathfinder Membership Units who would otherwise be entitled to receive a fraction of a share of SyntheMed Common Stock (after aggregating all fractional shares of SyntheMed Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive one full share of SyntheMed Common Stock.

(c)          If any Pathfinder Membership Units outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted unit purchase agreement or other agreement with Pathfinder, then the shares of SyntheMed Common Stock issued in exchange for such Pathfinder Membership Units will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of SyntheMed Common Stock shall accordingly be marked with appropriate legends.

1.6         Pathfinder Equity Options.

(a)          Subject to Section 1.6(c), at the Effective Time, each Pathfinder Equity Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase SyntheMed Common Stock, and SyntheMed shall assume each such Pathfinder Equity Option in accordance with the terms (as in effect as of the date of this Agreement) of the Pathfinder Equity Plan, if any, under which such Pathfinder Equity Option was issued and the terms of the Pathfinder Equity Option agreement by which such Pathfinder Equity Option is evidenced. All rights with respect to Pathfinder Membership Units under Pathfinder Equity Options assumed by SyntheMed shall thereupon be converted into rights with respect to SyntheMed Common Stock upon the terms and conditions contained herein.  Accordingly, from and after the Effective Time: (i) each Pathfinder Equity Option assumed by SyntheMed may be exercised solely for shares of SyntheMed Common Stock; (ii) the number of shares of SyntheMed Common Stock subject to each Pathfinder Equity Option assumed by SyntheMed shall be determined by multiplying (A) the number of Pathfinder Membership Units that were subject to such Pathfinder Equity Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of SyntheMed Common Stock; (iii) the per share exercise price for the SyntheMed Common Stock issuable upon exercise of each Pathfinder Equity Option assumed by SyntheMed shall be determined by dividing (A) the per Membership Unit exercise price of Pathfinder Membership Units subject to such Pathfinder Equity Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Pathfinder Equity Option assumed by SyntheMed shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Pathfinder Equity Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Pathfinder Equity Option, such Pathfinder Equity Option assumed by SyntheMed in accordance with this Section 1.6(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to SyntheMed Common Stock occurring after the date of this Agreement; and (B) SyntheMed’s board of directors or a committee thereof shall succeed to the authority and responsibility of Pathfinder’s governing corporate body with respect to each Pathfinder Equity Option assumed by SyntheMed. Notwithstanding anything to the contrary in this Section 1.6(a), the conversion of each Pathfinder Equity Option into an option to purchase shares of SyntheMed Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Pathfinder Equity Option shall not constitute a “modification” of such Pathfinder Equity Option for purposes of Section 409A or Section 424 of the Code.  As soon as practicable after the Effective Time, SyntheMed shall provide the holder of each Pathfinder Equity Option with written confirmation of the number of shares of SyntheMed Common Stock exercisable by such holder, the per share exercise price therefor and other relevant details with respect to such holder’s Pathfinder Equity Option assumed by SyntheMed at the Effective Time pursuant to the Merger.

(b)          SyntheMed shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by SyntheMed, relating to the shares of SyntheMed Common Stock issuable with respect to Pathfinder Equity Options assumed by SyntheMed in accordance with Section 1.6(a).

(c)          Prior to the Effective Time, Pathfinder shall take all actions that may be necessary (under the Pathfinder Equity Plan, if any, the Pathfinder Equity Option agreements and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Pathfinder Equity Options  have no rights with respect thereto other than those specifically provided in this Section 1.6.

1.7         Cancellation of Credit and Security Agreement.

At the Effective Time, the Credit and Security Agreement shall be deemed cancelled and of no further force or effect, and any and all amounts then owing by SyntheMed to Pathfinder thereunder (including under any notes issued by SyntheMed thereunder) shall be deemed forgiven.

1.8         Issuance of SyntheMed Common Stock Certificates.

(a)          As soon as reasonably practicable after the Effective Time, SyntheMed shall direct the transfer agent for its Common Stock to issue and deliver to each record holder of Membership Units immediately prior to the Effective Time a certificate representing the number of whole shares of SyntheMed Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5.

(b)          SyntheMed, Pathfinder and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Pathfinder Membership Units such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9         Securities Act Exemption; Restricted Stock.

(a)          The offer and sale of SyntheMed Common Stock pursuant to this Agreement and the Merger is being made in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 promulgated thereunder and/or pursuant to Regulation S promulgated under the Securities Act.  The Parties shall take any and all such action as shall be necessary or desirable to establish reliance upon such provisions including, without limitation, obtaining appropriate representations from Pathfinder members.

(b)          The SyntheMed Common Stock to be issued pursuant to the Merger shall not have been registered when issued and shall be characterized upon issuance as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing SyntheMed Common Stock to be issued pursuant to the Merger shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF THE COMPANY’S LEGAL COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

1.10       Tax Consequences.

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.11       Further Action.

If, at any time after the Effective Time, any further action is determined by SyntheMed to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and Pathfinder, the officers and directors of the Surviving Entity shall be fully authorized (in the name of Pathfinder, Merger Sub and otherwise) to take such action.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF SYNTHEMED AND MERGER SUB

Each of SyntheMed and Merger Sub represents and warrants to Pathfinder as follows except as set forth in the SyntheMed Disclosure Schedule:

2.1         Organization and Good Standing.

(a)          SyntheMed is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power to conduct its business as now being conducted, to own or use the respective properties and assets it purports to own or use, and to perform all of its obligations under SyntheMed Contracts.  SyntheMed is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a SyntheMed Material Adverse Effect.

(b)          Part 2.1(b) of the SyntheMed Disclosure Schedule lists, and SyntheMed has delivered to Pathfinder copies of each of its Organizational Documents, each as currently in effect. Other than Merger Sub, which is a newly formed wholly-owned Subsidiary of SyntheMed, SyntheMed has no Subsidiaries and owns no equity interests in any other Entity.

2.2         Authority; No Conflict.

(a)          SyntheMed has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”), subject to obtaining the Required SyntheMed Stockholder Vote and the filing of the Certificate of Merger required by the MLLCA and MBCA.  The execution and delivery of this Agreement by SyntheMed and the consummation by SyntheMed of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of SyntheMed are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than approval of the SyntheMed Charter Amendment by the holders of a majority of the outstanding shares of SyntheMed Common Stock and, though not required by law, approval of the Merger and the SyntheMed Stock Option Plan Increase by the holders of a majority of the outstanding shares of SyntheMed Common Stock present at the meeting and entitled to vote (the “Required SyntheMed Stockholder Vote”) and the filing of appropriate merger documents as required by the MLLCA and MBCA). The board of directors of SyntheMed has unanimously approved this Agreement, declared it to be advisable and subject to Section 4.7(c) resolved to recommend to the stockholders of SyntheMed that they vote in favor of the adoption of this Agreement in accordance with the DGCL.  This Agreement has been duly and validly executed and delivered by SyntheMed and constitutes the legal, valid and binding obligations of SyntheMed, enforceable against SyntheMed in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Except as set forth in Part 2.2(b) of the SyntheMed Disclosure Schedule and subject to obtaining the Required SyntheMed Stockholder Vote and filing of the Certificate of Merger required by the DGCL, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the SyntheMed Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the SyntheMed Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the SyntheMed Corporations, or any of the assets owned or used by any of the SyntheMed Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the SyntheMed Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the SyntheMed Corporations; (iv) cause any of the SyntheMed Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the SyntheMed Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or create or give rise to any rights to or in any third Person to any payment of royalties or license fees, any rights to data or return of data or records, or to a right to terminate or amend any SyntheMed Contract, including, without limitation, any license agreement, distribution agreement, development agreement, clinical trial agreement or other Contract affecting the rights of any SyntheMed Corporation or its respective Affiliates or any of SyntheMed Corporation’s products, whether to use, manufacture, develop, distribute, or market any of such products currently in clinical trial, development or otherwise; (vii) require a Consent from any Person, including, without limitation, any licensor of any product being developed by any SyntheMed Corporation or any of its respective Affiliates, or which is the subject of any clinical trial or other investigational or developmental or clinical trial program by any SyntheMed Corporation or any of its respective Affiliates; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the SyntheMed Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent SyntheMed from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a SyntheMed Material Adverse Effect.

(c)          The execution and delivery of this Agreement by SyntheMed do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by SyntheMed will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing of the SyntheMed Charter Amendment and (C) the filing of a Certificate of Merger as required by the MLLCA and MBCA, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent SyntheMed from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a SyntheMed Material Adverse Effect.

2.3         Capitalization.

(a)          The authorized capital stock of SyntheMed consists of 150,000,000 shares of SyntheMed Common Stock and 5,000,000 shares of SyntheMed Preferred Stock, of which 200,000 shares have been designated as Series D Junior Participating Preferred Stock. As of the date hereof, (i) 110,055,964 shares of SyntheMed Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) 9,937,283 shares of SyntheMed Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to the SyntheMed Stock Plans (the “SyntheMed Stock Options”), (iii) 200,000 shares of SyntheMed Common Stock are reserved for issuance upon the exercise of outstanding stock options granted outside of the SyntheMed Stock Plans, (iv) 20,540,000 shares of SyntheMed Common Stock are reserved for issuance upon exercise of warrants of SyntheMed (the “SyntheMed Warrants”), (v) zero shares of SyntheMed Common Stock are held in the treasury of SyntheMed, (vi) 827,802 shares of SyntheMed Common Stock are reserved for issuance pursuant to SyntheMed Stock Options not yet granted, and (vii) 200,000 shares of SyntheMed Preferred Stock (designated Series D Junior Participating Preferred Stock, par value $0.001 per share) are reserved for issuance upon exercise of the Rights issued pursuant to the Rights Agreement dated as of May 20, 2008 between SyntheMed and American Stock Transfer & Trust Company, as Rights Agent, (the “SyntheMed Rights Agreement”).  No shares of SyntheMed Preferred Stock are outstanding.  There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of SyntheMed having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SyntheMed may vote. Except as set forth in the second sentence of this Section 2.3, as of the date hereof, no shares of capital stock or other voting securities of SyntheMed are issued, reserved for issuance or outstanding.

(b)          Except as set forth in this Section 2.3 or in Part 2.3 of the SyntheMed Disclosure Schedule, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “Options”) relating to the issued or unissued capital stock of any of the SyntheMed Corporations, or obligating any of the SyntheMed Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, SyntheMed or any of its Subsidiaries.

(c)          All shares of SyntheMed Common Stock subject to issuance as described above on or before the Closing will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the SyntheMed Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of SyntheMed Common Stock or any capital stock of any of SyntheMed’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of SyntheMed’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of SyntheMed’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by SyntheMed or another SyntheMed Corporation and is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the SyntheMed Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the SyntheMed Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of SyntheMed) or any direct or indirect equity or ownership interest in any other business. None of the SyntheMed Corporations is or has ever been a general partner of any general or limited partnership.

2.4         SEC Reports.

(a)          SyntheMed has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2009 (such documents, as supplemented or amended since the time of filing, the “SyntheMed SEC Reports”). The SyntheMed SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder and (ii) except to the extent that information contained in any SyntheMed SEC Reports has been revised, modified or superseded (prior to the date of this Agreement) by a later filed SyntheMed SEC Report, did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of SyntheMed is or has been required to file any form, report, registration statement or other document with the SEC. SyntheMed maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; and such controls and procedures are designed to ensure that all material information concerning SyntheMed and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of SyntheMed’s filings with the SEC and other public disclosure documents. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. With respect to SyntheMed’s Annual Report on Form 10-K for each fiscal year of SyntheMed beginning on or after January 1, 2009 and SyntheMed’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of such fiscal years of SyntheMed, all certifications and statements with respect thereto and required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, complied with such rules and regulations and the statements contained in such certifications statements were true and correct as of the date of the filing thereof.

(b)          Since January 1, 2009, neither SyntheMed nor any of its Subsidiaries or, to SyntheMed’s Knowledge, any Representative of SyntheMed or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SyntheMed or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that SyntheMed or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c)          The SyntheMed Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2009, (A) there have not been any changes in the SyntheMed Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the SyntheMed Corporations’ internal control over financial reporting; (B) all significant deficiencies and material weaknesses in the design or operation of the SyntheMed Corporations’ internal control over financial reporting which are reasonably likely to adversely affect the SyntheMed Corporations’ ability to record, process, summarize and report financial information have been disclosed to SyntheMed’s outside auditors and the audit committee of SyntheMed’s board of directors, and (C) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the SyntheMed Corporations’ internal control over financial reporting.

(d)          SyntheMed is, and since January 1, 2009 has been, in compliance with the applicable provisions of SOX.

2.5         Financial Statements.

The financial statements and notes contained or incorporated by reference in the SyntheMed SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes to the extent permitted by Regulation S-X and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the SyntheMed Corporations as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of the SyntheMed Corporations as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than SyntheMed and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of SyntheMed.

2.6         Proprietary Rights.

(a)          Registered IP. Part 2.6 (a) of the SyntheMed Disclosure Schedule contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of any SyntheMed Corporation, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b)          Third Party IP and Inbound Licenses. Part 2.6 (b) of the SyntheMed Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Intellectual Property licensed to any SyntheMed Corporation (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, any SyntheMed Corporation’(s) products or services and that is generally available on standard terms for less than $2,000), and the corresponding Contracts in which such Intellectual Property Rights or Intellectual Property is licensed to any SyntheMed Corporation (all of which, except as indicated on the Disclosure Disclosure, are deemed to be SyntheMed Material Contracts for purposes of Section 2.14).

(c)          Outbound Licenses. Part 2.6 (c) of the SyntheMed Disclosure Schedule contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, any SyntheMed IP. No SyntheMed Corporation is bound by, and no SyntheMed IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any SyntheMed Corporation to use, exploit, assert, or enforce the SyntheMed IP anywhere in the world which limitations or restrictions would reasonably be expected to have a SyntheMed Material Adverse Effect.

(d)          Demand Letters. Part 2.6 (d) of the SyntheMed Disclosure Schedule contains a complete and accurate list (and SyntheMed has provided true, complete and accurate copies to Pathfinder) of all letters and other written or electronic communications or correspondence since January 1, 2004 between any SyntheMed Corporation or any of their respective Representatives and any other Person regarding any actual, alleged, possible, potential, or suspected infringement or misappropriation of SyntheMed IP, along with a brief description of the current status of each such matter.

(e)          Ownership Free and Clear. The SyntheMed Corporations exclusively own all right, title, and interest to and in the SyntheMed IP (other than Intellectual Property Rights exclusively licensed to any SyntheMed Corporation, as identified in Part 2.6 (b) of the SyntheMed Disclosure Schedule) free and clear of any Encumbrances other than Encumbrances in favor of Pathfinder (other than non-exclusive licenses granted pursuant to the license agreements listed in Part 2.6 (c) of the SyntheMed Disclosure Schedule).

(f)          Valid and Enforceable. To SyntheMed’s Knowledge, all SyntheMed IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)           Each U.S. patent application and U.S. patent owned by any SyntheMed Corporation was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent owned by any SyntheMed Corporation was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public. No trademark or trade name owned, used, or applied for by any SyntheMed Corporation conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. SyntheMed has no Knowledge with respect to and is not aware of any other basis for a claim that any of the SyntheMed IP is invalid or unenforceable.

(ii)          All SyntheMed IP that is Registered IP is in compliance with all formal Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline. Part 2.6 (f)(ii) of the SyntheMed Disclosure Schedule contains a complete and accurate list of all actions, filings, and payments that must be taken or made through March 31, 2011 in order to maintain such Registered IP in full force and effect.

(iii)         No Legal Proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to SyntheMed’s Knowledge, threatened, and there has been no Legal Proceeding, in which the scope, validity, or enforceability of any SyntheMed IP is being, has been, or could reasonably be expected to be contested or challenged.

(g)          Trade Secrets. Each SyntheMed Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its respective rights in its respective Trade Secrets.

(h)          Employees and Contractors. All employees and contractors of any SyntheMed Corporation who were involved in the creation or development of the SyntheMed IP have signed agreements containing intellectual property assignments and confidentiality provisions. No past or present shareholder, officer, director, or employee of any SyntheMed Corporation has any claim, right, or interest to or in any SyntheMed IP.

(i)           Chain of Title. SyntheMed has properly recorded assignments from all named inventors for all patents and patent applications included in the Registered IP owned or purported to be owned by any SyntheMed Corporation.

(j)           Impairment of Goodwill. The goodwill associated with or inherent in the each SyntheMed Corporation’s respective trademarks (both registered and unregistered) has not been impaired.

(k)         Infringement of SyntheMed IP by Third Parties. To SyntheMed’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any SyntheMed IP.

(l)           Government Rights. No government funding or personnel were used, directly or indirectly, to develop or create, in whole or in part, any SyntheMed IP.

(m)         Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any SyntheMed IP or any license to Intellectual Property or Intellectual Property Rights held by any SyntheMed Corporation; (ii) a breach of any license agreement listed or required to be listed in Part 2.6(b) of the SyntheMed Disclosure Schedule; (iii) the release or delivery of any SyntheMed IP to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the SyntheMed IP.

(n)          No Infringement of Third Party IP Rights. To SyntheMed’s Knowledge, no SyntheMed Corporation has ever infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a SyntheMed Material Adverse Effect. Without limiting the generality of the foregoing, to SyntheMed’s Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of any SyntheMed Corporation, and no Intellectual Property ever owned, used, or developed by any SyntheMed Corporation, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a SyntheMed Material Adverse Effect.

(o)          Pending, Threatened, or Possible IP Infringement Claims. There are no pending or to SyntheMed’s Knowledge threatened infringement, misappropriation, or similar claims or Legal Proceedings against any SyntheMed Corporation or against any other Person who would be entitled to indemnification by any SyntheMed Corporation for such claim or Legal Proceeding. No SyntheMed Corporation has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by any SyntheMed Corporation or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of any SyntheMed Corporation.

(p)          Other Infringement Liability. Except as may be set forth in the SyntheMed Contracts listed on Parts 2.6 (b) and (c) of the SyntheMed Disclosure Schedule, no SyntheMed Corporation is bound by any Contract, or any commitment or promise, to indemnify any other Person for intellectual property infringement, misappropriation, or similar claims (other than the express infringement indemnities included in standard form sales or license agreements entered into by any SyntheMed Corporation in the ordinary course of business). No SyntheMed Corporation has assumed from any other Person any existing or potential liability for infringement, misappropriation, or violation of Intellectual Property Rights.

(q)          Infringement Claims Relating to Third Party IP Licensed to SyntheMed. To SyntheMed’s Knowledge there are no pending or threatened claims or proceedings involving Intellectual Property or Intellectual Property Rights licensed to any SyntheMed Corporation that could reasonably be expected to adversely affect the use or exploitation thereof by any SyntheMed Corporation or the manufacturing, distribution, or sale of any products or services currently being developed, offered, manufactured, distributed, or sold by any SyntheMed Corporation.

(r)          Sufficiency. To SyntheMed’s Knowledge, each SyntheMed Corporation owns or otherwise has all Intellectual Property Rights needed to conduct their respective businesses as currently conducted or planned to be conducted.

(s)          Employee Issues. No current employee of any SyntheMed Corporation is subject to any Contract restricting him or her from performing his or her duties for any SyntheMed Corporation.

2.7         No Undisclosed Liabilities.

Except as set forth in Part 2.7 of the SyntheMed Disclosure Schedule, the SyntheMed Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the SyntheMed Balance Sheet, or (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the SyntheMed Balance Sheet that, individually or in the aggregate, would not have a SyntheMed Material Adverse Effect.

2.8         Taxes.

(a)          Timely Filing of Tax Returns. SyntheMed has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. With respect to all tax years beginning on or after January 1, 2006, all Tax Returns filed by (or that include on a consolidated basis) SyntheMed were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(b)          Payment of Taxes.  SyntheMed has, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

(c)          Withholding Taxes. SyntheMed has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other laws) and has, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required.

(d)          Qualification as a Reorganization. SyntheMed has not taken any action, nor to SyntheMed’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e)          Section 355 Representation. SyntheMed has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

2.9         Employee Benefits.

Except as set forth in Part 2.9 of the SyntheMed Disclosure Schedule, SyntheMed does not maintain, or have any obligation to make contributions to, any Benefit Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), or any other Benefit Plan (a “Non-ERISA Plan”).  All such ERISA and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

2.10       Compliance with Legal Requirements; Governmental Authorizations.

(a)          Except as set forth in Part 2.10 of the SyntheMed Disclosure Schedule, the SyntheMed Corporations are, and at all times since January 1, 2009 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, including, without limitation, any regulation issued under any such Legal Requirement; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by any of the SyntheMed Corporations of, or a substantial failure on the part of any of the SyntheMed Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the SyntheMed Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the SyntheMed Corporations has received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, (y) any actual, alleged, possible, or potential obligation on the part of any of the SyntheMed Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) any investigation with respect to any such Legal Requirement, including Legal Requirements of the United States Food and Drug Administration (the “FDA ”), the European Medicines Agency (“EMEA”) and other comparable Governmental Bodies. Set forth in Part 2.10 of the SyntheMed Disclosure Schedule is an accurate and complete list of all such material Governmental Authorizations from the FDA and the EMEA.

(b)          The SyntheMed Corporations have all material Governmental Authorizations required to conduct their respective businesses as now being conducted. Such Governmental Authorizations are valid and in full force and effect, and the SyntheMed Corporations and Persons acting in concert with and on behalf of the SyntheMed Corporations are in compliance in all material respects with all such Governmental Authorizations.

(c)          The SyntheMed Corporations and, to SyntheMed’s Knowledge, Persons acting in concert with and on behalf of any SyntheMed Corporation:

(i)           have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the SyntheMed Corporations, and (to the Knowledge of SyntheMed) no Representative of any SyntheMed Corporation with respect to any matter relating to any of the SyntheMed Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)          None of the SyntheMed Corporations, or, to SyntheMed’s Knowledge, Persons acting in concert with or on behalf of any SyntheMed Corporation, or, to SyntheMed’s Knowledge, any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any SyntheMed Corporation made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Body to invoke any similar policy.

2.11       Environmental Matters.

None of the operations of the SyntheMed Corporations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 CFR Parts 260-270 or any state, local or foreign equivalent.

2.12       Legal Proceedings.

(a)          There is no pending Legal Proceeding (i) that has been commenced by or against any of the SyntheMed Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the SyntheMed Corporations, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a SyntheMed Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the SyntheMed Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b)          To SyntheMed’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.13       Absence of Certain Changes and Events.

Except as set forth in Part 2.13 of the SyntheMed Disclosure Schedule, the SyntheMed SEC Reports filed prior to the date hereof or as otherwise expressly contemplated by this Agreement, since the date of the SyntheMed Balance Sheet, SyntheMed has conducted its businesses only in the ordinary course of business, consistent with past practices and there has not been

(a)          any SyntheMed Material Adverse Effect, and no event has occurred or circumstance exists that may result in a SyntheMed Material Adverse Effect;

(b)          any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of SyntheMed (whether or not covered by insurance) that has had or could reasonably be expected to have a SyntheMed Material Adverse Effect;

(c)          except in the ordinary course of business and consistent with past practice, any action by SyntheMed to (i) enter into or suffer any of the assets owned or used by it to become bound by any SyntheMed Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any SyntheMed Material Contract; or

(d)          any agreement or commitment to take any of the actions referred to in clause (c) above.

2.14       Contracts; No Defaults.

(a)          All agreements and obligations of SyntheMed that are material to the business and operations of SyntheMed or otherwise described in any of the paragraphs of Item 601(b) of Regulation S-K of the SEC (each, a “SyntheMed Material Contract.”), have been filed as exhibits to, or described in, the SyntheMed SEC Reports.

(b)          Each SyntheMed Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)          Except as set forth in Part 2.14(c) of the SyntheMed Disclosure Schedule: (i) none of the SyntheMed Corporations has violated or breached, or committed any default under, any SyntheMed Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a SyntheMed Material Adverse Effect; and, to the SyntheMed’s Knowledge, no other Person has violated or breached, or committed any default under, any SyntheMed Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a SyntheMed Material Adverse Effect; (ii) to SyntheMed’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any SyntheMed Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any SyntheMed Material Contract, (C) give any Person the right to accelerate the maturity or performance of any SyntheMed Material Contract, or (D) give any Person the right to cancel, terminate or modify any SyntheMed Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a SyntheMed Material Adverse Effect; and (iii) since January 1, 2009, none of the SyntheMed Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any SyntheMed Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a SyntheMed Material Adverse Effect.

2.15       Insurance.

The insurance policies owned and maintained by SyntheMed that are material to SyntheMed are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that SyntheMed is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and SyntheMed has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. Part 2.15 of the SyntheMed Disclosure Schedule sets forth a true, correct and complete list of all such insurance policies.

2.16       Labor Matters.

Except as disclosed in the SyntheMed SEC Reports, (i) none of the SyntheMed Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the SyntheMed Corporations is the subject of any Legal Proceeding asserting that any of the SyntheMed Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the SyntheMed Corporations pending or, to SyntheMed’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to SyntheMed’s Knowledge, threatened against any of the SyntheMed Corporations; (v) no grievance is pending or, to SyntheMed’s Knowledge, threatened against any of the SyntheMed Corporations; and (vi) none of the SyntheMed Corporations is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Body relating to employees or employment practices. Each of the SyntheMed Corporations has been and is in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance.

2.17       Interests of Officers and Directors.

None of the officers or directors of any of the SyntheMed Corporations or any of their respective Affiliates (other than the SyntheMed Corporations), or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the SyntheMed Corporations, or in any supplier, distributor or customer of the SyntheMed Corporations, or any other relationship, contract, agreement, arrangement or understanding with the SyntheMed Corporations, except as disclosed in the SyntheMed SEC Reports and except for the normal rights of a stockholder and rights under SyntheMed Stock Options and SyntheMed Warrants.

2.18       Rights Plan; DGCL Section 203.

SyntheMed has approved an amendment to the SyntheMed Rights Agreement accelerating the expiration date of the SyntheMed Rights Agreement to the date of consummation of the Merger and shall as soon as reasonably practicable enter into such amendment with the rights agent. SyntheMed has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Pathfinder with respect to or as a result of the Contemplated Transactions.

2.19       Brokers; Fees and Expenses.

No broker, finder, investment banker or other Person (other than the SyntheMed Financial Advisors) is entitled to any brokerage, finder or similar fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any SyntheMed Corporation.

2.20       Trading on OTCBB.

As of the date of this Agreement, shares of SyntheMed Common Stock are quoted for trading on the OTCBB and trading in SyntheMed Common Stock on the OTCBB has not been suspended.

2.21       Valid Issuance.

The SyntheMed Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

2.22       Disclosure.

None of the information supplied or to be supplied by or on behalf of SyntheMed for inclusion or incorporation by reference in (i) the SyntheMed Proxy Statement or other statement or report required to be filed by SyntheMed in connection with this Agreement or the Contemplated Transactions or (ii) any disclosure document delivered by Pathfinder to its members in connection with the Required Pathfinder Member Vote, will, at the time the same is filed with the SEC and/or mailed to the stockholders of SyntheMed or Pathfinder, as the case may be, or at the time of the SyntheMed Stockholders’ Meeting or Pathfinder Member’s Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The SyntheMed Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.23       SyntheMed Action.

(a)           The board of directors of SyntheMed (at a meeting duly called and held in accordance with the SyntheMed’s certificate of incorporation and bylaws) has unanimously (i) determined that this Agreement and the Merger are advisable and in the best interests of SyntheMed and its stockholders, (ii) duly and validly approved, adopted and declared advisable the Merger and this Agreement, and (iii) recommended the approval by the stockholders of SyntheMed of (A) the filing of the SyntheMed Charter Amendment, (B) the Merger and (C) the SyntheMed Stock Option Plan Increase, and directed that this Agreement be submitted to such stockholders for such approval, and, subject to the provisions of Section 4.7(c) after the date hereof, none of the aforementioned actions of the board of directors of SyntheMed have been amended, modified or rescinded.

(b)           The Required SyntheMed Stockholder Vote is the only vote of the holders of any class or series of SyntheMed’s capital stock necessary to approve the filing of the SyntheMed Charter Amendment,  the Merger and the SyntheMed Stock Option Plan Increase.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PATHFINDER.

Pathfinder represents and warrants to SyntheMed and Merger Sub as follows except as set forth in the Pathfinder Disclosure Schedule:

3.1         Organization and Good Standing.

(a)                 Pathfinder is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Pathfinder is party or by which Pathfinder or its assets are bound.  Pathfinder is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Pathfinder Material Adverse Effect.

(b)                 Part 3.1(b) of the Pathfinder Disclosure Schedule lists Pathfinder’s jurisdiction of organization and its members or other equity holders. Part 3.1(b) of the Pathfinder Disclosure Schedule lists, and Pathfinder has delivered to SyntheMed copies of, the Organizational Documents of Pathfinder, as currently in effect. Pathfinder has no Subsidiaries and owns no equity interests in any other Entity.

3.2         Authority; No Conflict.

(a)           Pathfinder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Pathfinder Member Vote and the filing of and acceptance of the Certificate of Merger required by the MLLCA and MBCA.  The execution and delivery of this Agreement by Pathfinder and the consummation by Pathfinder of the Contemplated Transactions have been duly and validly authorized by all necessary company action and no other company proceedings on the part of Pathfinder are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of 100%  of the then outstanding Pathfinder Membership Units (the “Required Pathfinder Member Vote”)) and the filing of appropriate merger documents as required by the MLLCA and MBCA). The sole manager of Pathfinder has approved this Agreement, declared it to be advisable and, subject to Section 4.8(c), resolved to recommend to the members of Pathfinder that they vote in favor of the adoption of this Agreement in accordance with the MLLCA. This Agreement has been duly and validly executed and delivered by Pathfinder and constitutes the legal, valid and binding obligation of Pathfinder, enforceable against Pathfinder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           Except as set forth in Part 3.2 of the Pathfinder Disclosure Schedule and subject to obtaining the Required Pathfinder Member Vote and the filing of the Certificate of Merger required by the MLLCA and MBCA, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Pathfinder, or (B) any resolution adopted by the managers or the members of Pathfinder; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Pathfinder, or any of the assets owned or used by Pathfinder, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Pathfinder, or that otherwise relates to the business of, or any of the assets owned or used by, Pathfinder; (iv) cause Pathfinder to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Pathfinder to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or create or give rise to any rights to or in any third Person to any payment of royalties or license fees, any rights to data or return of data or records, or to a right to terminate or amend any Contract to which Pathfinder is party or by which Pathfinder or any of its assets are bound, including, without limitation, any license agreement, distribution agreement, development agreement, clinical trial agreement or other Contract affecting the rights of Pathfinder or its Affiliates or any of any Pathfinder’s products, whether to use, manufacture, develop, distribute, or market any of such products currently in clinical trial, development or otherwise; (vii) require a Consent from any Person, including, without limitation, any licensor of any product being developed by Pathfinder or any of its Affiliates, or which is the subject of any clinical trial or other investigational or developmental or clinical trial program by Pathfinder or any of its Affiliates; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Pathfinder, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Pathfinder from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a Pathfinder Material Adverse Effect.

(c)           The execution and delivery of this Agreement by Pathfinder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Pathfinder will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws and (B) the filing of appropriate merger documents as required by the MLLCA and MBCA and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Pathfinder from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a Pathfinder Material Adverse Effect.

3.3         Capitalization.

(a)           As of the date hereof and as of the Closing Date:  (i) Pathfinder has issued and outstanding 5,250,000, Class A Interests, 2,000,000 Class B Interests, 1,375,000 Class C Interests and 1,375,000 Class D Interests, all of which are duly authorized, validly issued, fully paid and nonassessable and none of which have been certificated, (ii) Pathfinder has no outstanding  options to purchase equity interests in Pathfinder (“Pathfinder Equity Options ”) or warrants to purchase equity interests of Pathfinder (“Pathfinder Warrants ”) except as set forth in Part 3.3 of the Pathfinder Disclosure Schedule and (iii) zero membership or other equity or voting interests in Pathfinder are held in the treasury of Pathfinder or otherwise reserved for issuance.  Part 3.3 of the Pathfinder Disclosure Schedule contains a list of the names and addresses and respective equity interests in Pathfinder held by each member of Pathfinder, and the date thereof.  There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of Pathfinder having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Pathfinder may vote. Except as set forth in this Section 3.3 or in Part 3.3 of the Pathfinder Disclosure Schedule, there are no Options relating to the issued or unissued capital or other equity interests of Pathfinder, or obligating Pathfinder to issue, grant or sell any equity interests in, or securities convertible into equity interests in, Pathfinder. None of the outstanding equity securities or other securities of Pathfinder was issued in violation of the Securities Act or any other Legal Requirement.  Except as set forth in the first sentence of this Section 3.3, as of the date hereof, and as of the Closing Date, no equity interests or voting securities of Pathfinder are or will be issued, reserved for issuance or outstanding.

(b)           Pathfinder has no Contract or other obligation to repurchase, redeem or otherwise acquire any equity interests in Pathfinder, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. None of the outstanding equity securities or other securities of Pathfinder was issued in violation of the Securities Act or any other Legal Requirement. Pathfinder has never been a general partner of any general or limited partnership.

3.4         [omitted].

3.5         Financial Statements.

                      Part 3.5(a) of the Pathfinder Disclosure Schedule contains audited balance sheets of Pathfinder as of December 31, 2008 and 2009, and the related audited statements of income, changes in stockholders’ equity, and cash flows of Pathfinder for the years then ended and from the inception of Pathfinder to such date (the “Pathfinder Financial Statements”) and its unaudited balance sheets as of September 30, 2009 and September 30, 2010, respectively, and the related unaudited statements of income, change in stockholders’ equity and cash flows for the three and nine month periods then ended (the “Pathfinder Interim Statements”). The Pathfinder Financial Statements have been audited by Robert Cooper & Co., and are accompanied by their audit report and the Pathfinder Financial Statements and the Pathfinder Interim Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Pathfinder as of the dates of and for the periods referred to in the Pathfinder Financial Statements and the Pathfinder Interim Statements, respectively.

3.6         Proprietary Rights.

(a)           Registered IP. Part 3.6(a) of the Pathfinder Disclosure Schedule contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of Pathfinder, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b)           Third Party IP and Inbound Licenses. Part 3.6(b) of the Pathfinder Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Intellectual Property licensed to Pathfinder (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, Pathfinder’s products or services and that is generally available on standard terms for less than $2,000), and the corresponding Contracts in which such Intellectual Property Rights or Intellectual Property is licensed to Pathfinder (all of which are deemed to be Pathfinder Material Contracts for purposes of Section 3.12).

(c)           Outbound Licenses. Part 3.6(c) of the Pathfinder Disclosure Schedule contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Pathfinder IP. Pathfinder is not bound by, and no Pathfinder IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Pathfinder to use, exploit, assert, or enforce the Pathfinder IP anywhere in the world which limitations or restrictions would reasonably be expected to have a Pathfinder Material Adverse Effect.

(d)           Demand Letters. Part 3.6(d) of the Pathfinder Disclosure Schedule contains a complete and accurate list (and Pathfinder has provided true, complete and accurate copies to SyntheMed) of all letters and other written or electronic communications or correspondence between Pathfinder or any of its Representatives and any other Person regarding any actual, alleged, possible, potential, or suspected infringement or misappropriation of Pathfinder IP, along with a brief description of the current status of each such matter.

(e)           Ownership Free and Clear. Pathfinder exclusively owns all right, title, and interest to and in the Pathfinder IP (other than Intellectual Property Rights exclusively licensed to Pathfinder, as identified in Part 3.6(b) of the Pathfinder Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the license agreements listed in Part 3.6(c) of the Pathfinder Disclosure Schedule).

(f)           Valid and Enforceable. To Pathfinder’s Knowledge, all Pathfinder IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, no Legal Proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to Pathfinder’s Knowledge, threatened, and there has been no Legal Proceeding, in which the scope, validity, or enforceability of any Pathfinder IP is being, has been, or could reasonably be expected to be contested or challenged.

(g)           Employees and Contractors. All employees and contractors of Pathfinder who were involved in the creation or development of the Pathfinder IP have signed agreements containing intellectual property assignments and confidentiality provisions. No past or present member, officer, manager, or employee of Pathfinder has any claim, right, or interest to or in any Pathfinder IP.

(h)           Infringement of Pathfinder IP by Third Parties. To Pathfinder’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Pathfinder IP.

(i)           Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any Pathfinder IP or any license to Intellectual Property or Intellectual Property Rights held by Pathfinder; (ii) a breach of any license agreement listed or required to be listed in Part 3.6(b) of the Pathfinder Disclosure Schedule; (iii) the release or delivery of any Pathfinder IP to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Pathfinder IP.

(j)           No Infringement of Third Party IP Rights. To Pathfinder’s Knowledge, Pathfinder has never infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Pathfinder Material Adverse Effect. Without limiting the generality of the foregoing, to Pathfinder’s Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of Pathfinder, and no Intellectual Property ever owned, used, or developed by Pathfinder, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Pathfinder Material Adverse Effect.

(k)           Pending, Threatened, or Possible IP Infringement Claims. There are no pending or to Pathfinder’s Knowledge threatened infringement, misappropriation, or similar claims or Legal Proceedings against Pathfinder or against any other Person who would be entitled to indemnification by Pathfinder for such claim or Legal Proceeding. Pathfinder has never received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by Pathfinder or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of Pathfinder.

(l)           Other Infringement Liability. Pathfinder is not bound by any Contract, or any commitment or promise, to indemnify any other Person for intellectual property infringement, misappropriation, or similar claims (other than the express infringement indemnities included in standard form sales or license agreements entered into by Pathfinder in the ordinary course of business). Pathfinder has not assumed from any other Person any existing or potential liability for infringement, misappropriation, or violation of Intellectual Property Rights.

(m)           Infringement Claims Relating to Third Party IP Licensed to Pathfinder. To Pathfinder’s Knowledge there are no pending or threatened claims or proceedings involving Intellectual Property or Intellectual Property Rights licensed to Pathfinder that could reasonably be expected to adversely affect the use or exploitation thereof by Pathfinder or the manufacturing, distribution, or sale of any products or services currently being developed, offered, manufactured, distributed, or sold by Pathfinder.

(n)           Sufficiency. To Pathfinder’s Knowledge, Pathfinder owns or otherwise has all Intellectual Property Rights needed to conduct their respective businesses as currently conducted or planned to be conducted.

3.7         No Undisclosed Liabilities.

Except as set forth in Part 3.7 of the Pathfinder Disclosure Schedule, Pathfinder has no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Pathfinder Balance Sheet, or (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Pathfinder Balance Sheet that, individually or in the aggregate, would not have a Pathfinder Material Adverse Effect.

3.8         Taxes.

(a)           Timely Filing of Tax Returns. Pathfinder has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) Pathfinder were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(b)           Payment of Taxes. Pathfinder has, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

(c)           Withholding Taxes. Pathfinder has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other laws) and has, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required.

(d)           Qualification as a Reorganization. Pathfinder has not taken any action, nor to Pathfinder’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e)           Section 355 Representation. Pathfinder has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

3.9         Compliance with Legal Requirements; Governmental Authorizations.

(a)           Pathfinder is, and at all times since inception has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, without limitation, any regulation issued under any such Legal Requirement; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by Pathfinder of, or a substantial failure on the part of Pathfinder to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Pathfinder to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and Pathfinder has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, (y) any actual, alleged, possible, or potential obligation on the part of Pathfinder to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) any investigation with respect to any such Legal Requirement, including Legal Requirements of the FDA, the EMEA and other comparable Governmental Bodies.

(b)           Pathfinder has all material Governmental Authorizations required to conduct its business as now being conducted. Such Governmental Authorizations are valid and in full force and effect, and Pathfinder and Persons acting in concert with and on behalf of Pathfinder are in compliance in all material respects with all such Governmental Authorizations. Pathfinder has provided to SyntheMed a true, accurate and complete copy of all such material Governmental Authorizations from the FDA and the EMEA.

(c)           Pathfinder and, to Pathfinder’s Knowledge, Persons acting in concert with and on behalf of Pathfinder:

(i)           have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)           have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)           Neither Pathfinder, nor (to the Knowledge of Pathfinder) any Representative of Pathfinder with respect to any matter relating to Pathfinder, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)           Neither Pathfinder nor, to Pathfinder’s Knowledge, Persons acting in concert with or, to Pathfinder’s Knowledge, on behalf of Pathfinder, nor any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of Pathfinder made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Body to invoke any similar policy.

3.10       Legal Proceedings.

(a)           Except as set forth in Part 3.10 of the Pathfinder Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against Pathfinder or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Pathfinder, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a Pathfinder Material Adverse Effect or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)           To Pathfinder’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.11       Absence of Certain Changes and Events.

Except as set forth in Part 3.11 of the Pathfinder Disclosure Schedule or as otherwise expressly contemplated by this Agreement, since the date of the Pathfinder Balance Sheet, Pathfinder has conducted its businesses only in the ordinary course of business, consistent with past practices and there has not been

(a)            any Pathfinder Material Adverse Effect, and no event has occurred or circumstance exists that may result in a Pathfinder Material Adverse Effect, any action or event of the type described in Section 4.2;

(b)            any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Pathfinder (whether or not covered by insurance) that has had or could reasonably be expected to have a Pathfinder Material Adverse Effect;

(c)            except in the ordinary course of business and consistent with past practice, any action by Pathfinder to (i) enter into or suffer any of the assets owned or used by it to become bound by any Pathfinder Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any Pathfinder Material Contract; or

(d)            any agreement or commitment to take any of the actions referred to in clause (b) above.

3.12       Contracts; No Defaults.

(a)                  Part 3.12(a) of the Pathfinder Disclosure Schedule sets forth a complete and accurate list of all agreements and obligations of Pathfinder that are material to the business and operations of Pathfinder or that are otherwise described in any of the paragraphs of Item 601(b) of Regulation S-K of the SEC (“Pathfinder Material Contracts”).

(b)                  Each Pathfinder Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)          Except as set forth in Part 3.12(c) of the Pathfinder Disclosure Schedule: (i)  Pathfinder has not violated or breached, or committed any default under, any Pathfinder Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Pathfinder Material Adverse Effect; and, to the Pathfinder’s Knowledge, no other Person has violated or breached, or committed any default under, any Pathfinder Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Pathfinder Material Adverse Effect; (ii) to Pathfinder’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Pathfinder Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Pathfinder Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Pathfinder Material Contract, or (D) give any Person the right to cancel, terminate or modify any Pathfinder Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Pathfinder Material Adverse Effect; and (iii) since inception, Pathfinder has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Pathfinder Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Pathfinder Material Adverse Effect.

3.13       Pathfinder Action.

(a)           The sole manager of Pathfinder (by written consent in accordance with Pathfinder’s Organizational Documents) has unanimously (i) determined that this Agreement and the Merger are advisable, fair, and in the best interests of Pathfinder and its members, (ii) duly and validly approved, adopted and declared advisable the Merger and this Agreement, (iii) recommended the approval by the members of Pathfinder of the Merger and this Agreement and, subject to the provisions of Section 4.8(c) after the date hereof, none of the aforementioned actions of the sole manager of Pathfinder have been amended, modified or rescinded.

(b)           The Required Pathfinder Member Vote is the only vote of the holders of any class or series of Pathfinder’s equity interests necessary to approve the Merger and this Agreement.

3.14       Labor; Employee Benefits.

(a)           Part 3.14 of the Pathfinder Disclosure Schedule sets forth the names and positions of all employees and independent contractors employed or retained by or on behalf of Pathfinder.

(b)           Except as set forth in Part 3.14 of the Pathfinder Disclosure Schedule, Pathfinder does not maintain, or have any obligation to make contributions to, any Benefit Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), or any other Benefit Plan (a “Non-ERISA Plan”).  All such ERISA and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

3.15       Disclosure.

None of the information supplied or to be supplied by or on behalf of Pathfinder for inclusion or incorporation by reference in (i) the SyntheMed Proxy Statement or other statement or report required to be filed by SyntheMed in connection with this Agreement or the Contemplated Transactions or (ii) the disclosure document delivered by Pathfinder to its members in connection with the Required Pathfinder Member Vote (the “Pathfinder Information Statement”), will, at the time the same is filed with the SEC and/or mailed to the stockholders of SyntheMed or Pathfinder, as the case may be, or at the time of the SyntheMed Stockholders’ Meeting or Pathfinder Members’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.16       Brokers; Fees and Expenses.

Except as set forth in Part 3.16 of the Pathfinder Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder or similar fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of Pathfinder.

3.17       Interests of Officers, Managers and Members.

None of the officers, managers or members of Pathfinder or any of their respective Affiliates, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such Person, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Pathfinder, or in any licensor, supplier, distributor or customer of Pathfinder, or any other relationship, contract, agreement, arrangement or understanding with Pathfinder, except as disclosed in Part 3.17 of Pathfinder’s Disclosure Schedule and except for the rights of members of Pathfinder under Pathfinder’s Organizational Documents.

SECTION 4

CERTAIN PRE-CLOSING COVENANTS

4.1         Access and Investigation.

During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period ”), subject to (a) applicable Antitrust Laws and regulations relating to the exchange of information, (b) applicable Legal Requirements protecting the privacy of employees and personnel files, (c) applicable undertakings given by each Party to others requiring confidential treatment of documents, and (d) appropriate limitations on the disclosure of other information to maintain attorney-client privilege, each Party shall, and shall cause its Representatives, (i) to provide the other Party and the other Party’s Representatives with full access to the such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries and (ii) cause its officers to confer regularly with the other Party concerning the status of its business, in each case as the Party may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with, or afford the other Party the right to make, copies of (A) all material operating and financial reports prepared by such Party and its Subsidiaries for such Party’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of such Party to its stockholders or members; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Contemplated Transactions; and (D) any material notice of alleged violations or legal non-compliance received by such Party or any of its Subsidiaries from any Governmental Body.

4.2         [omitted]

4.3         Operation of Business.

(a)          During the Pre-Closing Period, each of SyntheMed and Pathfinder, as the case may be, shall ensure that it (A) conducts its business and operations in the ordinary course of business consistent with past practices, except as contemplated in the proviso of the definition of “Acquisition Proposal,” and (B) complies with all applicable Legal Requirements and all of its Material Contracts (which for the purpose of this Section 4.3 shall include any Contract that would be a Material Contract of such Party if existing on the date of this Agreement).

(b)          During the Pre-Closing Period, neither SyntheMed nor Pathfinder shall (except with the prior written Consent of the other or as otherwise expressly contemplated by this Agreement or as part of the Contemplated Transactions):

(i)           except in connection with the operation of its business as described in Section 4.3(a) and except as contemplated in the proviso of the definition of “Acquisition Proposal,” take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of such Party set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(ii)          (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its equity or voting interests, (B) purchase, redeem or otherwise acquire any equity or voting interests or other securities of such Party or any options, warrants, calls or rights to acquire any such interests or other securities or (C) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any such Party;

(iii)         amend or propose to amend any of its Organizational Documents or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(iv)         acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other Entity or division thereof;

(v)          sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its Intellectual Property Rights, except for the grant of licenses to unrelated third parties on terms that the licensor’s governing body determines in good faith to be fair and in the best interests of the licensor and its owners;

(vi)         repurchase, prepay or incur any indebtedness (other than trade payables incurred or equipment leases entered into in the ordinary course of business consistent with past practices) or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, or other rights to acquire any debt securities of such Party, guarantee any debt securities of another person or enter into any arrangement having the economic effect of any of the foregoing;

(vii)        make any loans, advances or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of such Party and except for the reasonable business expenses incurred by employees in the ordinary course of business consistent with past practices;

(viii)       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)          During the Pre-Closing Period, each of SyntheMed and Pathfinder, as the case may be, shall promptly notify other in writing of:

(i)           the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement;

(ii)          any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii)         any material breach of any covenant of such Party made herein;

(iv)         any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely or that has had or could reasonably be expected to have a SyntheMed Material Adverse Effect or Pathfinder Material Adverse Effect, as the case may be; and

(v)          (A) any notice or other communication received by such Party from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to such Party or the Contemplated Transactions and any material development in any Legal Proceeding.

No notification given to the other Party pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement.

4.4         No Control of SyntheMed’s Business.

Nothing contained in this Agreement shall give Pathfinder, directly or indirectly, the right to control or direct the operations of SyntheMed prior to the Effective Time.

4.5         [omitted]

4.6         SyntheMed Proxy Statement; Pathfinder Information Statement.

(a)           As promptly as practicable after the date of this Agreement, SyntheMed shall prepare and cause to be filed with the SEC the SyntheMed Proxy Statement in preliminary form. Pathfinder shall furnish all information concerning it as SyntheMed may reasonably request in connection with the preparation of the SyntheMed Proxy Statement. SyntheMed shall use commercially reasonable efforts to cause the SyntheMed Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.  As promptly as practicable and subject to clearance of any such comments, SyntheMed shall use commercially reasonable efforts to cause the SyntheMed Proxy Statement to be filed with the SEC in definitive form and mailed to stockholders.  SyntheMed shall also promptly cause to be filed any amendment to the definitive Proxy Statement or additional soliciting material that becomes necessary, and, if necessary, will promptly cause such amendment or additional soliciting materials to be mailed to its stockholders. Pathfinder shall promptly furnish to the SyntheMed all information concerning it and its management and members that may be required or reasonably requested in connection with any action contemplated by this Section 4.6(a).

(b)           As promptly as practicable after the date of this Agreement, Pathfinder shall prepare and cause to be delivered to its members the Pathfinder Information Statement. SyntheMed shall furnish all information concerning it as Pathfinder may reasonably request in connection with the preparation of the Pathfinder Information Statement. Pathfinder shall use commercially reasonable efforts to cause the Pathfinder Information Statement to comply with applicable Legal Requirements.  As promptly as practicable, Pathfinder shall use commercially reasonable efforts to cause the Pathfinder Information Statement to be mailed to its members in connection with the Pathfinder Members’ Meeting.  Pathfinder shall also promptly cause any amendment or supplement to the Pathfinder Information Statement that becomes necessary, to be mailed to its members. SyntheMed shall promptly furnish to Pathfinder all information concerning it and its management and members that may be required or reasonably requested in connection with any action contemplated by this Section 4.6(b).

4.7         SyntheMed Stockholders’ Meeting.

(a)           SyntheMed shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of SyntheMed Common Stock to vote on the filing of the SyntheMed Charter Amendment and approval of the Merger and the SyntheMed Stock Option Plan Increase  (the “SyntheMed Stockholders’ Meeting”), and shall submit such proposals to such holders at the SyntheMed Stockholders’ Meeting. SyntheMed shall set a record date for persons entitled to notice of, and to vote at, the SyntheMed Stockholders’ Meeting. The SyntheMed Stockholders’ Meeting shall be held (on a date selected by SyntheMed in consultation with Pathfinder) as promptly as practicable after the date hereof. SyntheMed shall ensure that all proxies solicited in connection with the SyntheMed Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Without limiting the generality of the foregoing, SyntheMed’s obligations pursuant to the first sentence of this Section 4.7(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to SyntheMed of any Acquisition Proposal, or (ii) any withdrawal or modification of the SyntheMed Board Recommendation in accordance with Section 4.7(c).

(b)           Subject to Section 4.7(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of SyntheMed recommends that SyntheMed’s stockholders vote to approve the (A) filing of the SyntheMed Charter Amendment, (B) Merger and (C) SyntheMed Stock Option Plan Increase (such recommendation of SyntheMed’s board of directors being referred to as the “SyntheMed Board Recommendation”); and (ii) the SyntheMed Board Recommendation shall not be withdrawn or modified in a manner adverse to Pathfinder, and no resolution by the board of directors of SyntheMed or any committee thereof to withdraw or modify the SyntheMed Board Recommendation in a manner adverse to Pathfinder shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 4.7(b), at any time prior to the adoption of this Agreement by the Required SyntheMed Stockholder Vote, the SyntheMed Board Recommendation may be withdrawn or modified in a manner adverse to Pathfinder if: (i) an Acquisition Proposal is made to SyntheMed and is not withdrawn; (ii) SyntheMed provides Pathfinder with at least two Business Days prior notice of any meeting of SyntheMed’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) SyntheMed’s board of directors determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (iv) SyntheMed’s board of directors determines in good faith, after having taken into account such matters as it deems relevant following consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the SyntheMed Board Recommendation is reasonably likely to result in a breach of SyntheMed’s board of directors’ fiduciary obligations under applicable Legal Requirements.

4.8         Pathfinder Members’ Meeting.

(a)           As promptly as practicable after the date hereof, Pathfinder shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of its members to vote on the adoption of this Agreement and approval of the Merger (the “Pathfinder Members’ Meeting ”). Alternatively, Pathfinder shall use its best efforts to obtain, in lieu of holding the Pathfinder Members’ Meeting, the written consent of the number of Pathfinder members necessary under all applicable Legal Requirements to approve this Agreement and the Merger. Pathfinder shall ensure that all proxies or consents solicited, if any, are solicited in compliance with all applicable Legal Requirements. Without limiting the generality of the foregoing, Pathfinder’s obligations pursuant to the preceding sentences of this Section 4.8(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Pathfinder of any Acquisition Proposal, or (ii) any withdrawal or modification of the Pathfinder Board Recommendation in accordance with Section 4.8(c).

(b)           Subject to Section 4.8(c): (i) Pathfinder shall communicate in writing to its members that the manager(s) of Pathfinder unanimously recommend that Pathfinder’s members vote to approve this Agreement and the Merger at the Pathfinder Members’ Meeting (such unanimous recommendation of Pathfinder’s manager(s) being referred to as the “Pathfinder Manager Recommendation”); and (ii) the Pathfinder Manager Recommendation shall not be withdrawn or modified in a manner adverse to SyntheMed, and no resolution by the manager(s) of Pathfinder to withdraw or modify the Pathfinder Manager Recommendation in a manner adverse to SyntheMed shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 4.8(b), at any time prior to the adoption of this Agreement by the Required Pathfinder Member Vote, the Pathfinder Manager Recommendation may be withdrawn or modified in a manner adverse to SyntheMed if: (i) an Acquisition Proposal is made to Pathfinder and is not withdrawn; (ii) Pathfinder provides SyntheMed with at least two Business Days prior notice of the date on which Pathfinder’s manager(s) will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) Pathfinder’s managers(s) determine in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (iv) Pathfinder’s manager(s) determine in good faith, after having taken into account such matters as it deems relevant following consultation with Pathfinder’s outside legal counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the Pathfinder Board Recommendation is reasonably likely to result in a breach of Pathfinder’s manager(s)’ fiduciary obligations under applicable Legal Requirements.

4.9         Regulatory Approvals.

(a)           Subject to Section 4.9(c), Pathfinder and SyntheMed shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 4.9(c), Pathfinder and SyntheMed (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. Each Party shall promptly deliver to the other Party a true, complete and accurate copy of each such filing made, each such notice given and each such Consent obtained by such Party during the Pre-Closing Period.

(b)           SyntheMed and Pathfinder shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of SyntheMed and Pathfinder shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger.

4.10       Disclosure.

Pathfinder and SyntheMed shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) the other Party shall have approved such disclosure or (b) such Party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

4.11       [omitted].

4.12       Resignation of Officers and Directors.

SyntheMed shall use commercially reasonable efforts to obtain and deliver to Pathfinder prior to the Closing Date (to be effective as of the Effective Time) the termination or resignation of each executive officer and resignation of each director of SyntheMed, other than Dr. Richard Franklin and Mr. Joerg Gruber.

4.13       [omitted]

4.14       Rule 16b-3.

Pathfinder, SyntheMed and Merger Sub shall take all such commercially reasonable steps as may be required to cause the transactions contemplated by Section 1 and any other dispositions of equity securities of Pathfinder (including derivative securities) or acquisitions of equity securities of SyntheMed in connection with the Merger by each individual who (a) is a director or officer of Pathfinder, or (b) at the Effective Time will become a director or officer of SyntheMed, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.15       Employment; Employee Benefits.

Prior to the Effective Time, SyntheMed shall, if requested to do so by Pathfinder, terminate all of any SyntheMed Corporation’s defined contribution 401(k) plans.

4.16       State Takeover Laws.

If any state takeover statute becomes or is deemed to be applicable to SyntheMed, Merger Sub, Pathfinder, or the Contemplated Transactions, then the board of directors of SyntheMed and manager(s) of Pathfinder shall take all actions necessary to render such statutes inapplicable to the foregoing.

4.17       Board of Directors; Officers.

SyntheMed and Pathfinder shall use commercially reasonable efforts take or cause to be taken all necessary action such that immediately after the Effective Time the full board of directors of SyntheMed shall be composed of the persons listed as directors on Part 4.17 of the Pathfinder Disclosure Schedule and the officers of SyntheMed shall be those persons named as such on Part 4.17 of the Pathfinder Disclosure Schedule.

4.18       Charter Amendment.

Following the SyntheMed Stockholders’ Meeting and prior to the Effective Time, subject to the approval of the SyntheMed Charter Amendment by the Required SyntheMed Stockholder Vote, SyntheMed shall cause to be filed with the Secretary of State of Delaware the SyntheMed Charter Amendment in accordance with the DGCL.

4.19       Indemnification of Officers and Directors.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of SyntheMed and the Surviving Entity shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of SyntheMed (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Cost”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of SyntheMed, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations.  Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of SyntheMed and the Surviving Entity, jointly and severally, upon receipt by SyntheMed or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)           The certificate of incorporation and bylaws of each of SyntheMed and the Surviving Entity shall contain, and SyntheMed shall cause the certificate of incorporation and bylaws of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of SyntheMed than are presently set forth in the certificate of incorporation and bylaws of SyntheMed, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of SyntheMed.

(c)           Pathfinder shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by SyntheMed (provided that Pathfinder may substitute therefor policies of at least $5,000,000 of coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided , however , that in no event shall Pathfinder be required to expend pursuant to this Section 4.19(c) more than an amount equal to $[65,000] for such insurance.[need to confirm ability and extent we can rely on existing policy post-transaction]

(d)           SyntheMed shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 4.19 in connection with their enforcement of their rights provided in this Section 4.19.

(e)           The provisions of this Section 4.19 are intended to be in addition to the rights otherwise available to the current and former officers and directors of SyntheMed by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)           In the event SyntheMed or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SyntheMed or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 4.19.

(g)           SyntheMed shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 4.19.

4.20       Capital Raise.

Promptly following the date hereof, Pathfinder shall use reasonable commercial efforts to obtain subscriptions for shares of SyntheMed Common Stock at a price not less than $.05 per share (subject to adjustment for stock splits and the like) in an offering exempt from the registration requirements of the Securities Act  (the “Capital Raise”), pursuant to a form of subscription agreement and other offering documents prepared by Pathfinder and approved by SyntheMed (which approval shall not be unreasonably withheld), and to cause the cash proceeds therefrom in an amount not less than $1,000,000 (the “Minimum Amount”) to be held in escrow and released to SyntheMed upon the occurrence of no conditions other than consummation of the Merger.  It is understood and agreed that in addition to payment of the purchase price for investments in the Capital Raise by cash, investors may pay the purchase price by converting a like principal amount of debt issued by Pathfinder without discount for borrowed money.

SECTION 5

CONDITIONS PRECEDENT
TO OBLIGATIONS OF PATHFINDER

The obligations of Pathfinder to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Pathfinder, on or before the Closing, of each of the following conditions:

5.1         Accuracy of Representations and Warranties.

Each of the representations and warranties of SyntheMed and Merger Sub set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a SyntheMed Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “SyntheMed Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded), and (b) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Pathfinder shall have received a certificate signed on behalf of SyntheMed and Merger Sub by the chief executive officer and chief financial officer of each of SyntheMed and Merger Sub to such effect.

5.2         Performance of Covenants.

Each of the covenants and obligations that SyntheMed and Merger Sub is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects and SyntheMed and Merger Sub shall have provided Pathfinder with a certificate from an executive officer of SyntheMed and Merger Sub to this effect.

5.3         Securities Law Compliance.

All necessary permits and authorizations, if any, under any Blue Sky Laws, the Securities Act and the Exchange Act relating to the issuance of the SyntheMed Common Stock to be issued in the Merger shall have been obtained and shall be in effect.

5.4         Stockholder Approval.

The filing of the SyntheMed Charter Amendment, the Merger and the SyntheMed Stock Option Plan Increase shall have been duly approved by the Required SyntheMed Stockholder Vote. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Pathfinder Member Vote.

5.5         Dissenters’ Rights.

No members of Pathfinder shall be entitled to statutory appraisal, dissenters’ or similar rights including without limitation rights under Section 60(b) of the MLLCA.

5.6         [omitted]

5.7         No Material Adverse Effect.

Since the date of this Agreement, there shall not have occurred and be continuing a SyntheMed Material Adverse Effect.

5.8         Consents.

All Consents set forth on Part 5.8 of the SyntheMed Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

5.9         No Restraints.

No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

5.10       No Litigation.

There shall not be pending any Legal Proceeding initiated by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from either Party or any of its Subsidiaries any damages that may be material to Pathfinder or SyntheMed; (c) seeking to prohibit or limit in any material respect Pathfinder’s current members’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of SyntheMed that they will receive in connection with the Merger; (d) which would materially and adversely affect the right of SyntheMed or the Surviving Entity to own the assets or operate the business of SyntheMed or Pathfinder; (e) seeking to compel Pathfinder or SyntheMed or any Subsidiary of Pathfinder or SyntheMed to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions Contemplated Transactions; or (f) which, if adversely determined, would reasonably be expected to have a SyntheMed Material Adverse Effect or a Pathfinder Material Adverse Effect.

5.11       [omitted]

5.12       [omitted].

5.13       Resignations.

As of the Closing, Pathfinder shall have received a duly executed resignation from each person serving as a  director of SyntheMed (including any committee thereof) and any Subsidiary of SyntheMed (including any committee thereof), serving in their capacities as such, other than Dr. Richard Franklin and Mr. Joerg Gruber.

5.14       Ancillary Agreements and Deliveries.

SyntheMed shall have delivered, or caused to have been delivered, to Pathfinder the items listed on Schedule 5.14 of the SyntheMed Disclosure Schedule, each of which, in the case of agreements and documents, shall be duly executed and in full force and effect.

SECTION 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SYNTHEMED

The obligation of SyntheMed to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by SyntheMed, on or before the Closing, of each of following conditions:

6.1         Representations and Warranties.

Each of the representations and warranties of Pathfinder set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Pathfinder Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Pathfinder Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded) and (b) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

6.2         Performance of Covenants.

Each of the covenants and obligations that Pathfinder is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects, and Pathfinder shall have provided SyntheMed with a certificate from manager of Pathfinder to this effect.

6.3         Securities Law Compliance.

All necessary permits and authorizations, if any, under any Blue Sky Laws, the Securities Act and the Exchange Act relating to the issuance of the SyntheMed Common Stock to be issued in the Merger shall have been obtained and shall be in effect.

6.4         Stockholder Approval.

The filing of the SyntheMed Charter Amendment, the Merger and the SyntheMed Stock Option Plan Increase shall have been duly approved by the Required SyntheMed Stockholder Vote. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Pathfinder Member Vote.

6.5         No Material Adverse Effect.

Since the date of this Agreement, there shall not have occurred and be continuing a Pathfinder Material Adverse Effect.

6.6         Consents.

All Consents set forth on Part 6.7 of the Pathfinder Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

6.7         No Restraints.

No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

6.8         No Litigation.

There shall not be pending any Legal Proceeding initiated by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from either Party or any of its Subsidiaries any damages that may be material to Pathfinder or SyntheMed; (c) seeking to prohibit or limit in any material respect Pathfinder’s current members’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of SyntheMed that they will receive in connection with the Merger; (d) which would materially and adversely affect the right of SyntheMed or the Surviving Entity to own the assets or operate the business of SyntheMed or Pathfinder; (e) seeking to compel Pathfinder or SyntheMed or any Subsidiary of Pathfinder or SyntheMed to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions Contemplated Transactions; or (f) which, if adversely determined, would reasonably be expected to have a SyntheMed Material Adverse Effect or a Pathfinder Material Adverse Effect.

6.9         Pathfinder Member Certifications.

Each of the members of Pathfinder shall have delivered to SyntheMed a letter in form and substance satisfactory to SyntheMed, certifying such member’s ownership interest in Pathfinder and providing investment representations necessary to support an exemption from registration applicable to the Merger and the issuance and sale of SyntheMed shares pursuant thereto and indemnifying Pathfinder and SyntheMed for breach of the certifications and representations contained therein.

6.10       Ancillary Agreements and Deliveries.

Pathfinder shall have delivered, or caused to have been delivered, to SyntheMed the items listed on Schedule 6.11 of the Pathfinder Disclosure Schedule, each of which, in the case of agreements and documents, shall be duly executed and in full force and effect.

6.11       Capital Raise.

Subscriptions in an amount at least equal to the Minimum Amount shall have been secured by Pathfinder in the Capital Raise and held in escrow as contemplated by Section 4.20.  Immediately after the Effective Time, the Parties agree that all funds held in escrow shall be transferred to SyntheMed and the Capital Raise shall be consummated.

SECTION 7

TERMINATION

7.1         Termination.

This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the members of Pathfinder, and whether before or after approval by SyntheMed’s stockholders of any of the actions contemplated to be submitted to a vote of SyntheMed’s stockholders):

(a)           by mutual written Consent of Pathfinder and SyntheMed duly authorized by the board of directors of SyntheMed and manager of Pathfinder;

(b)           by either Pathfinder or SyntheMed if the Merger shall not have been consummated by February 28, 2011 or, if the SEC has elected to review any aspect of the SyntheMed Proxy Statement, March 31, 2011 (unless the failure to consummate the Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

(c)           by either Pathfinder or SyntheMed if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by either Pathfinder or SyntheMed if (i) the SyntheMed Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and SyntheMed’s stockholders shall have taken a final vote to approve the filing of the SyntheMed Charter Amendment, the Merger and the SyntheMed Stock Option Plan Increase  and (ii) the proposals described in clause “(i)” hereof shall not have been approved at such meeting (and such proposals shall not have been approved at any adjournment or postponement thereof) by the Required SyntheMed Stockholder Vote; provided , however , that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party at or prior to the Effective Time;

(e)           by either Pathfinder or SyntheMed if (i) the Pathfinder Members’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Pathfinder’s members shall have taken a final vote to adopt this Agreement and (ii) the proposal described in clause “(i)” hereof shall not have been approved and this Agreement shall not have been adopted at such meeting (and such proposal shall not have been approved, and this Agreement shall not have been adopted, at any adjournment or postponement thereof) by the Required Pathfinder Member Vote; provided , however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain such member vote is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time;

(f)           by Pathfinder (at any time prior to the SyntheMed stockholders having voted their shares of SyntheMed Common Stock in favor of the proposals set forth in the Required SyntheMed Stockholder Vote) if a SyntheMed Triggering Event shall have occurred;

(g)           by SyntheMed (at any time prior to the adoption of this Agreement by the Required Pathfinder Member Vote) if a Pathfinder Triggering Event shall have occurred;

(h)           by Pathfinder, upon a breach of any representation, warranty, covenant or agreement on the part of SyntheMed or Merger Sub set forth in this Agreement, or if any representation or warranty of SyntheMed or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 5.1 or Section 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in SyntheMed’s or Merger Sub’s representations and warranties or breach by SyntheMed or Merger Sub is curable by SyntheMed or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Pathfinder to SyntheMed or Merger Sub of such breach or inaccuracy and (ii) SyntheMed or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(h) as a result of such particular breach or inaccuracy if such breach by SyntheMed or Merger Sub is cured prior to such termination becoming effective);

(i)           by SyntheMed, upon a breach of any representation, warranty, covenant or agreement on the part of Pathfinder set forth in this Agreement, or if any representation or warranty of Pathfinder shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Pathfinder’s representations and warranties or breach by Pathfinder is curable by Pathfinder, then this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from SyntheMed to Pathfinder of such breach or inaccuracy and (ii) Pathfinder ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(i) as a result of such particular breach or inaccuracy if such breach by Pathfinder is cured prior to such termination becoming effective); or

(j)           by either Pathfinder or SyntheMed upon a breach by the other (the “breaching party”) of any representation, warranty, covenant or agreement on the part of the breaching party set forth in the Credit and Security Agreement, or if any representation or warranty of the breaching  party shall have become inaccurate, in either case provided that if such inaccuracy in the breaching party’s representations and warranties or breach by the breaching party is curable by such party, then this Agreement shall not terminate pursuant to this Section 7.1(j) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the non-breaching party to the breaching party of such breach or inaccuracy and (ii) the breaching party ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(j) as a result of such particular breach or inaccuracy if such breach by the breaching party is cured prior to such termination becoming effective);

7.2         Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or material breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement, except that SyntheMed shall have no liability for breach of any pre-closing covenant to the extent the breach arises from Pathfinder’s failure to fund loan requests under the Credit and Security Agreement in amounts sufficient to cover the costs of properly and timely performing any such pre-closing covenant or the failure of Pathfinder to approve the allocation of the proceeds of any such loans for such purpose.

7.3         Expenses.

All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1         Amendment.

This Agreement may be amended at any time prior to the Effective Time by the Parties, by action taken or authorized by their respective boards of directors or managers, as the case may be, whether before or after adoption of this Agreement by the members of Pathfinder or before or after the SyntheMed stockholders having voted their shares of SyntheMed Common Stock in favor of the proposals set forth in the Required SyntheMed Stockholder Vote; provided, however, that after any such member or stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the members of Pathfinder or stockholders of SyntheMed without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2         Remedies Cumulative; Waiver.

(a)           The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)           At any time prior to the Effective Time, Pathfinder (with respect to SyntheMed and Merger Sub) and SyntheMed (with respect to Pathfinder), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a Party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3         No Survival.

None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

8.4         Entire Agreement.

This Agreement (including the documents relating to the Merger referred to in this Agreement), the Credit and Security Agreement and any confidentiality agreement entered into among the parties constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5         Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.6         Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7         Consent to Jurisdiction; Venue.

In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.13. Nothing in this Section 8.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.8         WAIVER OF JURY TRIAL.

EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS.

8.9         Disclosure Schedules.

(a)           The SyntheMed Disclosure Schedule and the Pathfinder Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and shall qualify other sections and subsections in Section 2 or Section 3, as the case may be, only to the extent it is readily apparent that the disclosure contained in such numbered and lettered sections contains enough information regarding the subject matter of the other representations in Section 2 or Section 3, as the case may be, as to clearly qualify or otherwise clearly apply to such other representations and warranties.

(b)           If there is any inconsistency between the statements in this Agreement and those in the SyntheMed Disclosure Schedule or the Pathfinder Disclosure Schedule (other than an exception set forth as such in the SyntheMed Disclosure Schedule or the Pathfinder Disclosure Schedule), the statements in this Agreement will control.

(c)           Every statement made in the SyntheMed Disclosure Schedule shall be deemed to be a representation of SyntheMed and each other SyntheMed Corporation in this Agreement as if set forth in Section 2. Every statement made in the Pathfinder Disclosure Schedule shall be deemed to be a representation of Pathfinder in this Agreement as if set forth in Section 3.

8.10       [Omitted].

8.11       Assignments and Successors.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written Consent of the other Parties. Any attempted assignment of this Agreement or of any such Party’s rights or obligations without such Consent shall be void and of no effect.

8.12       No Third Party Rights.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.19) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Pathfinder, the Surviving Entity, or any of the SyntheMed Corporations on the one hand and any employee of the Surviving Entity or any of the SyntheMed Corporations, on the other hand, relating to employment or employee benefits and no employee may rely on this Agreement as the basis for any breach of contract claim relating to employment or employee benefits against Pathfinder, the Surviving Entity, or any of the SyntheMed Corporations; (ii) nothing in this Agreement shall be deemed or construed to require Pathfinder, the Surviving Entity, or any of the SyntheMed Corporations to continue to employ any particular employee for any period after Closing, (iii) nothing in this Agreement shall be deemed or construed to limit Pathfinder’s, the Surviving Entity’s, or any SyntheMed Corporation’s right to terminate the employment of any employee during any period after Closing, and (iv) nothing in this Agreement shall modify or amend any benefit plan or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such benefit plan or other agreement, plan, program, or document.

8.13       Notices.

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

SyntheMed and Merger Sub (before the Closing):

SyntheMed, Inc.
Address:	200 Middlesex Essex Turnpike, Suite 200 Iselin, New Jersey
Attention	Barry Frankel, Special Committee Chairman

E-mail Address: brf@frankelgroup.com

With a copy to: Eilenberg & Krause LLP
Address:	11 East 44th Street New York, New York, 19th Floor
Attention	Keith M. Moskowitz, Esq.
Fax No.:	(212) 986-2399

E-mail Address: km@ezlaw.com

Pathfinder, LLC.
Address:	12 Bow Street Cambridge, Massachusetts 02138
Attention	Richard L. Franklin, Manager
Fax No.:

Email Address: rick.franklin@pathfindercelltherapy.com

With a copy to: Casner & Edwards, LLP
Address:	303 Congress Street Boston, Massachusetts 02210
Attention	David J. Chavolla, Esq.
Fax No.:	(617) 426-8810

Email Address: chavolla@casneredwards.com

8.14       Cooperation; Further Assurances.

Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.15       Construction; Usage.

(a)           Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)         the singular number includes the plural number and vice versa;

(ii)        reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)        reference to any gender includes each other gender;

(iv)        reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)         reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)      “or” is used in the inclusive sense of “and/or”;

(ix)         with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c)           Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.16       Enforcement of Agreement.

The Parties acknowledge and agree that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.17       Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.18       Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SYNTHEMED, INC.

By:	/s/ Barry R. Frankel
Name:	Barry R. Frankel
Title:	Chair, Special Comm of BOD

SYMD ACQUISITION SUB, INC.

By:	/s/ Barry R. Frankel
Name:	Barry R. Frankel
Title:	President

PATHFINDER, LLC

By:	/s/ Richard Franklin
Name:	Richard Franklin
Title:	CEO, Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by SyntheMed or Pathfinder, as applicable) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of SyntheMed or Pathfinder, as applicable, is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of SyntheMed or Pathfinder, as applicable, or (iii) in which any of SyntheMed or Pathfinder, as applicable, issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of SyntheMed or Pathfinder, as applicable; or (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets (on a book value or fair market value basis) of SyntheMed or Pathfinder, as applicable; provided, however, that “Acquisition Transaction” shall not include (x) the Merger or Contemplated Transactions, (y) any issuance of securities or series of issuances of securities by SyntheMed or Pathfinder at any time, which is for capital-raising purposes or (z) any one or a series of transactions involving a licensing, partnership, joint or collaborative venture, co-development or co-promotion agreement or similar arrangement involving one or more of SyntheMed’s or Pathfinder’s product candidates or potential product candidates or the acquisition of assets, a business or a product line so long as such transactions, individually or in the aggregate, do not result in a Change of Control Transaction.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person with the meaning of the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Balance Sheet” shall mean , in the case of SyntheMed, the consolidated balance sheet included in its most recent Quarterly Report on Form 10-Q and, in the case of Pathfinder, the balance sheet dated September 30, 2010 contained in Part 3.5(a) of the Pathfinder Disclosure Schedule.

“Benefit Plan” shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, change of control, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, fringe benefits, or other plan, policy, program, practice, arrangement or understanding (whether or not legally binding, whether or not terminated, and whether or not in writing), whether covering one person or more than one person, or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of SyntheMed or Pathfinder, as applicable, or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by SyntheMed or Pathfinder, as applicable, with respect to which SyntheMed or Pathfinder, as applicable, has any liability. Without limiting the generality of the foregoing, the term “Benefit Plan” includes all employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA.

“Blue Sky Laws” shall have the meaning set forth in Section 2.2(c).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New Jersey or Massachusetts are authorized or required by law to close.

“Capital Raise” shall have the meaning set forth in Section 4.20.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change of Control Transaction” means (i) a merger, consolidation, amalgamation, equity interest exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) Pathfinder’s members immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the Entity surviving or resulting from such transaction (or the ultimate parent Entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of Pathfinder’s equity capital or (ii) a sale, lease, exchange, transfer, license or disposition of any business or other disposition of at least 50% of the assets (on a book value or fair market value basis) or Intellectual Property of Pathfinder and its Subsidiaries, taken as a whole, as applicable, in a single transaction or a series of related transactions.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Recitals to this Agreement.

“Committee Compensation Arrangement” shall mean the arrangement for compensation of the members of the Special Committee of board of directors of SyntheMed, as set forth in Part 2.3 of the SyntheMed Disclosure Schedule.

 “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 2.2(a).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Costs” shall have the meaning set forth in Section 4.19(a).

“Credit and Security Agreement” shall mean the Revolving Credit and Security Agreement dated as of September 14, 2010 between the Parties, and shall include all agreements and instruments contemplated thereby and executed in connection therewith.

“Effective Time” shall have the meaning set forth in Section 1.3.

“EMEA” shall have the meaning set forth in Section 2.10(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall be determined as of the Effective Time and shall equal the product of four (4) times the ratio produced by dividing the number of Outstanding SyntheMed Shares by the number of Outstanding Pathfinder Membership Units.

 “Expenses” shall mean, with respect to Pathfinder or SyntheMed, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such Party) incurred by such Party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated by this Agreement, the compliance with applicable Legal Requirements and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

“FDA” shall have the meaning set forth in Section 2.10(a).

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 2.5 and 3.5 were prepared.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, exemptions, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

 “Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means any and all now known or hereafter existing (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing, in each case in any jurisdiction throughout the world.

“Knowledge” shall mean, with respect to SyntheMed, the knowledge, after reasonable inquiry and investigation, of its executive officers, and, with respect to Pathfinder, the knowledge, after reasonable inquiry and investigation, of its managers.

 “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

 “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

 “MBCA” shall have the meaning set forth in the Recitals to this Agreement.

“Membership Unit” shall mean a membership unit of Pathfinder, as defined in the Pathfinder Operating Agreement.

 “Merger” shall have the meaning set forth in the Recitals to this Agreement.

 “Merger Sub” shall have the meaning set forth in the Preamble.

“MLLCA” shall have the meaning set forth in the Recitals to this Agreement.

“Options” shall have the meaning set forth in Section 2.3(b).

“Order” shall mean any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decision, decree, rule, regulation, ruling or Legal Requirement issued enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Organizational Documents” shall mean, with respect to any Entity, its certificate or articles of incorporation, certificate of formation or organization, by-laws, operating or partnership agreement and other organizational documents, as the case may be.

“Outstanding SyntheMed Shares” shall mean the number of shares of SyntheMed Common Stock issued and outstanding immediately prior to the Effective Time (adjusted to reflect the Reverse Stock Split).  For the avoidance of doubt, Outstanding SyntheMed Shares shall include any shares of SyntheMed Common Stock issuable upon consummation of the Merger pursuant to the Oppenheimer Agreement, Yissum Amendment Agreement and Committee Compensation Arrangement, and shall not include any shares of SyntheMed Common Stock issuable in connection with the Capital Raise.

“Outstanding Pathfinder Membership Units” shall mean the number of Pathfinder Membership Units issued and outstanding immediately prior to the Effective Time, plus any Membership Units issuable pursuant to the exercise or conversion of Pathfinder Equity Options, Pathfinder Warrants or other rights to acquire Membership Units or other equity interests in Pathfinder (including rights under any contractual antidilution provisions) outstanding immediately prior to the Effective Time.

“Part” shall mean a part or section of the SyntheMed Disclosure Schedule or the Pathfinder Disclosure Schedule.

“Party” or “Parties” shall mean Pathfinder and SyntheMed.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Pathfinder Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Pathfinder in accordance with the requirements of Section 8.9 and that has been delivered by Pathfinder to SyntheMed on the date of this Agreement and signed by the manager of Pathfinder.

“Pathfinder Information Statement” shall have the meaning set forth in Section 3.15.

“Pathfinder IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Pathfinder or any of its Subsidiaries.

“Pathfinder Material Adverse Effect” shall be defined as follows: an event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Pathfinder Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Pathfinder or (b) the ability of Pathfinder to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Pathfinder Material Adverse Effect: (i) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Pathfinder caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industry in which Pathfinder competes, (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing or (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, in each case independent of any other event that would be deemed to have a Pathfinder Material Adverse Effect.

“Pathfinder Material Contract” shall have the meaning set forth in Section 3.12.

“Pathfinder Equity Options” shall have the meaning set forth in Section 3.3.

“Pathfinder Equity Plan” shall mean [confirm whether there is an equity plan].

“Pathfinder Members’ Meeting” shall have the meaning set forth in Section 4.7(a).

“Pathfinder Triggering Event” shall mean: (a) the failure of the manager(s) of Pathfinder to recommend that Pathfinder’s members vote to approve the Merger and adopt this Agreement, or the withdrawal or modification of the Pathfinder Manager Recommendation in a manner adverse to SyntheMed; (b) Pathfinder shall have failed to include in the Pathfinder Information Statement the Pathfinder Manager Recommendation; (c) the manager(s) of Pathfinder shall have failed to reaffirm, unanimously and without qualification, the Pathfinder Board Recommendation, or shall have failed to state in writing to its members and SyntheMed, unanimously and without qualification, that the manager(s) of Pathfinder believe that the Merger is in the best interests of Pathfinder’s members, within five Business Days after SyntheMed requests in writing that such action be taken; or (d) the managers(s) of Pathfinder, or members owning at least 20% of the outstanding membership interests of Pathfinder, shall have approved, endorsed or recommended or consented to any Acquisition Proposal.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Pathfinder Member Vote” shall have the meaning set forth in Section 3.2(a).

“Required SyntheMed Stockholder Vote” shall have the meaning set forth in Section 2.2(a).

 “SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of Commonwealth” shall have the meaning set forth in Section 1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

 “SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended

 “Subsidiary” an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean, with respect to a Party, a bona fide written offer made by a third Person to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the Entity surviving or resulting from such transaction (or the ultimate parent Entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license or disposition of any business or other disposition of at least 50% of the assets (on a book value or fair market value basis) of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: is on terms and conditions that the board of directors of SyntheMed or managers of Pathfinder, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that such board or mangers deems relevant following consultation with its outside legal counsel: (x) is more favorable, from a financial point of view, to SyntheMed’s stockholders or Pathfinder’s members, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated.

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“SyntheMed IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to SyntheMed or any of its Subsidiaries.

“SyntheMed Balance Sheet” shall mean the balance sheet included in SyntheMed’s Quarterly Report on Form 10-Q most recently filed with the SEC.

“SyntheMed Capital Increase” shall have the meaning set forth in Section 1.4A(a).

“SyntheMed Board Recommendation” shall have the meaning set forth in Section 4.7(b).

“SyntheMed Charter Amendment” shall have the meaning set forth in Section 1.4(c).

“SyntheMed Common Stock” shall mean the Common Stock, $0.001 par value per share, of SyntheMed.

“SyntheMed Corporation” shall mean SyntheMed or any of its Subsidiaries, and “SyntheMed Corporations” shall mean SyntheMed and all of its Subsidiaries.

“SyntheMed Contract(s)” shall mean any Contract (a) to which any of the SyntheMed Corporations is a party; (b) by which any of the SyntheMed Corporations or any asset of any of the SyntheMed Corporations is or may become bound or under which any of the SyntheMed Corporations has, or may become subject to, any obligation; or (c) under which any of the SyntheMed Corporations has or may acquire any right or interest.

“SyntheMed Disclosure Schedule” shall mean the disclosure schedule that has been prepared by SyntheMed in accordance with the requirements of Section 8.9 and that has been delivered by SyntheMed to Pathfinder on the date of this Agreement and signed by the President of the SyntheMed.

“SyntheMed Financial Advisors” shall mean Barrier Advisors, Inc. and Oppenheimer & Co., Inc.

“SyntheMed Material Adverse Effect” shall be defined as follows: an event, violation, inaccuracy, circumstance or other matter will be deemed to have a “SyntheMed Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the capitalization, assets or liabilities of SyntheMed,  (b) the ability of SyntheMed or the Merger Sub to consummate the Merger or any of the other Contemplated Transactions or to perform any of their obligations under this Agreement, or (c) SyntheMed’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the membership interests of the Surviving Entity; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a SyntheMed Material Adverse Effect: (i) any change in the capitalization or assets of SyntheMed caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which SyntheMed competes, (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (v) any change in the stock price or trading volume of SyntheMed or (vi) any sale of assets of SyntheMed to an unrelated third party or any loss of rights to assets of SyntheMed as a result of failure to satisfy minimum sales, royalty or other obligations under governing license agreements in each case independent of any other event that would be deemed to have a SyntheMed Material Adverse Effect.

“SyntheMed Material Contract” shall mean any contract listed in Section 2.14 of this Agreement.

“SyntheMed Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the SyntheMed.

“SyntheMed Proxy Statement” shall mean the proxy statement to be filed with the SEC by SyntheMed in connection with the SyntheMed Stockholders’ Meeting.

 “SyntheMed Rights Agreement” shall have the meaning set forth in Section 2.3.

“SyntheMed SEC Reports” shall have the meaning set forth in Section 2.4(a).

“SyntheMed Stock Options” shall have the meaning set forth in Section 2.3.

“SyntheMed Stock Plans” shall mean SyntheMed’s 2000 Stock Option Plan, 2001 Non-Qualified Stock Option Plan and 2006 Stock Option Plan.

“SyntheMed Stock Option Plan Increase” shall mean an increase in the number of shares authorized for issuance under SyntheMed’s 2006 Stock Option Plan to 25,000,000.

“SyntheMed Stockholders’ Meeting” shall have the meaning set forth in Section 4.7(a).

“SyntheMed Triggering Event” shall mean: (a) the failure of the board of directors of SyntheMed to recommend that SyntheMed’s stockholders vote to approve (i) the filing of the SyntheMed Charter Amendment, (ii) the Merger and (iii) the SyntheMed Stock Option Plan Increase, or the withdrawal or modification of the SyntheMed Board Recommendation in a manner adverse to Pathfinder; (b) SyntheMed shall have failed to include in the SyntheMed Proxy Statement the SyntheMed Board Recommendation; (c) the board of directors of SyntheMed shall have failed to reaffirm, unanimously and without qualification, the SyntheMed Board Recommendation, or shall have failed to publicly state, unanimously and without qualification, that the board of directors of SyntheMed believes that the Merger is in the best interests of SyntheMed’s stockholders, within five Business Days after Pathfinder requests in writing that such action be taken; or (d) the board of directors of SyntheMed, or shareholders owning at least 20% of the outstanding Common Stock of SyntheMed, shall have approved, endorsed or recommended or consented to any Acquisition Proposal.

“SyntheMed Warrants” shall have the meaning set forth in Section 2.3.

“Tax” shall mean any (a) tax (including, but not limited to, income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign law) and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” shall mean any Governmental Body charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax law.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Yissum Amendment Agreement” means the agreement, if any, as shall have been entered into by SyntheMed prior to consummation of the Merger amending the rights and/or obligations of the respective parties under the existing agreement between SyntheMed and Yissum Research Development Company of the Hebrew University of Jerusalem, dated June 14, 1991, as amended to date.